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EXHIBIT 10.18

                 DUCT UTILITY CONSTRUCTION & TECHNOLOGIES, INC.

                                  March 7, 2002


William Delgado
7154 Sutter Avenue
Carmichael, California 95608


Dear Mr. Delgado:

         On behalf of DUCT Utility Construction & Technologies, Inc. (the "Company"), I am pleased to offer you a position as the Chief Executive Officer of the Company effective March 1st, 2002 and invite you to become a member of the Board of Directors of the Company, subject to any required Board and shareholder approval. In the position of Chief Executive Officer, you will be responsible for the total operation of the Company and will possess the authority and perform the duties customarily associated with that office. You will serve under the direction of and report directly to the Board of Directors. You will be expected to devote your full business time, attention and energies to the performance of your duties with the Company.

         The specific terms of this offer of employment are as follows:

         1. COMPENSATION AND BENEFITS. The Company will pay you a gross annual salary of $150,000.00 (the "Base Salary"), which will be paid semi monthly in accordance with the Company's normal payroll procedures, including compliance with applicable withholding. You will also be eligible for unspecified executive management bonuses at the sole discretion of, and as determined by, the Board of Directors of the Company. As a Company employee, you will also be eligible to receive certain employee benefits, including health and dental coverage and to participate in the 401K plan when and as such benefits are offered by the Company.

         2. STOCK OPTIONS. The Company is adopting an employee stock option plan (the "Plan"), pursuant to which you will be granted stock options ("Options"), to purchase 1,000,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock as determined by the Board of Directors in accordance with the Plan. The Options will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the "Code"), "incentive stock options" (as defined in Section 422 of the Code). It is anticipated that your Options will vest 25% upon completion of your first year of service with the Company, with the remaining Options to vest at the rate of 2.08% per month over thirty-six months in accordance with the Plan.

         3. AT-WILL EMPLOYMENT. You will serve at the pleasure of the Board of Directors. Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

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         4.   SALARY CONTINUANCE.

                   (a) INVOLUNTARY TERMINATION. If your employment with the Company terminates other than voluntarily or for "Cause" (as defined herein), and you sign and do not revoke a standard release of claims with the Company in the form attached as Exhibit A, then, subject to Section 9, you will be entitled to receive continuing payments of salary (less applicable withholding taxes) in an amount equivalent to three months salary at your Base Salary rate, as then in effect. This amount will be paid in equal installments periodically in accordance with the Company's normal payroll policies, over the twelve month period immediately following your termination of employment. The Company's obligation to make continuing payments of salary shall immediately cease upon your obtaining employment with a third party.

                   (b) VOLUNTARY TERMINATION; TERMINATION FOR CAUSE. If your employment with the Company terminates voluntarily by you or for Cause by the Company, then all unvested Options will terminate immediately as of the date of termination in accordance with the Plan, and all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned).

                   (c) CAUSE DEFINED. For purposes of this agreement, the term "Cause" includes, but is not limited to (i) any act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your gross misconduct, (iv) your material breach of this agreement, including, without limitation, your failure to carry out and perform a direct order or instruction of the Board of Directors, and (v) your continued violation of your employment duties after you have received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that you have not substantially performed your duties.

         5. IMMIGRATION LAWS. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

         6. NON-COMPETITION AND CONFLICTING OBLIGATIONS. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity, directly or indirectly (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with the Company in any location where the Company does or plans to do business during the term of your employment, or which is a customer of the Company, or which is directly related to any business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

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         7. BOARD MEMBERSHIP. During the term of your employment, you will serve as a member of the Board of Directors, subject to (i) any required Board and/or shareholder approval, and (ii) satisfactory review of your completed Standard Officer and Director Questionnaire in the form attached hereto as Exhibit B.

         8. D&O INSURANCE. Promptly following the next rounds of financing in which an aggregate amount not less than $2,000,000 (excluding the Company's current offering or common stock in an amount no t to exceed $1,000,000) is raised (but in no event to exceed 90 days from the closing of such financing), the Company shall, unless the Board of Directors unanimously determines otherwise, obtain and maintain Director's and Officer's Liability Insurance providing for no less than $1 million in coverage.

         9. GENERAL. This letter agreement, when signed by you, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This agreement may not be modified or amended except by a written agreement, approved by a majority of the board of directors and by you. This agreement will be governed by California law.

         10.  CONFIDENTIALITY; CONDITIONAL NATURE OF SALARY CONTINUANCE.

                   (a) CONFIDENTIALITY. You acknowledge and agree that by virtue of your position with the Company, you will from time to time develop and/or receive confidential and proprietary information of the Company which the Company has not and will not voluntarily disclose to the public and which the Company holds or will hold as trade secrets. Accordingly, this offer of employment is conditioned upon your signing and delivering our standard form of Employee Confidentiality and Inventions Agreement, in the form attached as Exhibit C (the "Confidentiality Agreement").

                   (b) NONCOMPETE. You hereby acknowledge that the nature of the Company's business is such that if you were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of your employment with the Company for any reason, it would be very difficult for you not to rely on or use the Company's trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, you agree and acknowledge that your right to receive the salary continuance, payments and/or benefits set forth in Sections 4 (to the extent you are otherwise entitled to such payments) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with the Company in any location where the Company does or plans to do business during the term of your employment, or which is a customer of the Company. Upon any breach of this section and/or the Confidentiality Agreement, all salary continuance, payments and benefits pursuant to this Agreement shall immediately cease.

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                  (c) NON-SOLICITATION. Further, until the date one (1) year after the termination of your employment with the Company for any reason, you agree and acknowledge that your right to receive the salary continuance, payments and/or benefits set forth in Section 4 (to the extent you are otherwise entitled to such payments) shall be conditioned upon you not either directly or indirectly (i) soliciting, inducing, encouraging or taking away any customer of Company for the benefit of you or any other entity or person or (ii) soliciting, inducing, attempting to hire, recruiting, encouraging, taking away or hiring any employee of the Company or causing an employee to leave his or her employment for the benefit of you or for any other entity or person.

                  (d) UNDERSTANDING OF COVENANTS. You acknowledge and agree that you (i) are familiar with the foregoing covenants not to compete and not to solicit, and (ii) are fully aware of your obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

         11. SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. We look forward to working with you at the Company.

                                 Sincerely,
                                 DUCT UTILITY Construction & Technologies, INC., a Colorado corporation


                                 By: /s/  Randall A. Drew
                                     -------------------------------------------
                                     Randy Drew, CEO, Director


ACCEPTED AND AGREED TO THIS

10th day of March, 2002


/s/  William Delgado
----------------------
William Delgado



EXHIBIT A, B, C

(attached)

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